Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 24, 2015 (except for the last two paragraphs of Note 18, as to which the date is June 17, 2015 and Note 17, as to which the date is June 24, 2015), with respect to the consolidated financial statements of Teladoc, Inc. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-204577) and related Prospectus of Teladoc, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

June 30, 2015